SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

AMERITRADE HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1) Title of each class of securities to which transaction applies: Common Stock

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Filed by Ameritrade Holding Corporation
Pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934
Subject Company: Ameritrade Holding Corporation
Commission File No.: 000-49992

This filing consists of a communication that was sent via email to all associates of Ameritrade Holding Corporation and which was also posted on Ameritrade’s intranet website on October 11, 2005.

Associate Stock Options Q&A
October 11, 2005
The following Q&A supplements the Dividend and Tender Offer Q&A which was distributed on August 5th and is currently available by clicking here. Additionally, HR is planning educational workshops with Waddell & Reed to help answer questions you may have about these adjustments. More information on these workshops will be provided soon.
Please keep in mind that the special dividend is contingent on the closing of the acquisition, and the closing is subject to regulatory and stockholder approvals and other conditions, including financing of the special dividend.
Q: What kind of adjustment is being made to employee stock options?
A: In conjunction with the special dividend payment, we will adjust your employee stock options by decreasing the strike price and increasing the number of options in each individual grant.
Q: What would happen if Ameritrade didn’t make an adjustment to employee stock options?
Example: Say you have 100 options with a strike price of $10.
•	If AMTD stock was trading at $21, the intrinsic value of those options would be $1,100 ($21 — $10 = $11 x 100).

•	After the payment of the special $6 cash dividend, assume AMTD stock declines to $15 ($21 — $6) to reflect the payment of the special dividend. Without an adjustment to your options, you’d be out $600 in intrinsic value ($15 — $10 = $5 x 100 = $500 à $1,100 — $500 = $600).
By making an adjustment to employee stock options (decreasing strike price and increasing number of options), we are attempting to prevent the loss of the intrinsic value in the employee stock options illustrated above.
More information on the precise calculation can be found under the Ameritrade-TD Waterhouse Information Center on Athena. Click here.
Q: Why is the record date important to option holders?
A: Although options outstanding at the closing will be adjusted as described above, if you choose to exercise in order to receive the $6 special dividend, you must do so at least three trading days prior to the record date and hold the stock until the ex-dividend date.
Q: So when is the record date?
A: The board of directors has not set the record date, but we expect it to be set approximately ten days before the expected closing date of the acquisition. Ameritrade will issue a press release and we will send a global e-mail when the record date has been set.

Q: What’s the best method for exercising my employee stock options?
A: Although we can’t advise you on which method is best for you to use, the following is a brief explanation of each method:
•	The cashless method requires no up front money to fund the exercise and results in cash since all of the shares are sold with a portion of the proceeds being used to pay the option strike price and applicable withholding taxes. The remaining cash is left in your dedicated brokerage account. Since the cashless method results in all shares being sold, you will not receive the special dividend if you exercise your options prior to the ex-dividend date using this method.

•	The sell-to-cover method requires no up front money to fund the exercise, since some of the shares will be sold to cover the total cost of the exercise (i.e., strike price and withholding taxes) with the remaining AMTD shares placed in your dedicated brokerage account. You will not receive the special dividend on shares sold to cover the cost of any exercises under the sell-to-cover method prior to the ex-dividend date.

•	The exercise and hold method requires that you fund your account by the same day as exercise for the total cost of exercise and all of the AMTD shares will be placed in your dedicated brokerage account. You will receive the special dividend on shares purchased in an exercise and hold transaction at least three trading days prior to the record date and held until the ex-dividend date.
Please note that the cashless exercise and sell-to-cover method are only available when you are otherwise permitted to sell under Ameritrade’s trading policy.
Q: Is the record date the same as the payable date?
A: No, we expect the payable date to be the closing date of the acquisition or the first trading day following the close of the acquisition. We expect the record date to be approximately 10 days before the expected closing date.
Q: Can I use the $6 special dividend that is paid into the 401(k) plan to pay my 401(k) loan?
A: No. A loan is a non-taxable distribution from the 401(k) plan. IRS regulations require you to repay it with funds from outside the plan according to the repayment schedule agreed to when the loan was granted.
Q: Will vesting schedules change? Will the 10-year expiration term be reset?
A: The vesting schedules associated with each individual option grant will not change nor will the 10-year term.
Q: Will I owe taxes on the dividend?
A: If you own AMTD stock in our 401(k) plan, there is no current taxation of the dividend. If you own AMTD stock outside of our 401(k) plan (or any other tax deferred plan like an IRA), then a portion of the dividend will be taxable. The exact amount of the dividend which will be taxable will be calculated based on Ameritrade’s financial performance. We will not know the percentage of the dividend which will be taxable until after the calendar year end in which the dividend is paid. The Company will notify shareholders of the exact calculation as soon as practicable in 2006 (assuming the dividend is paid in calendar 2005) for inclusion on your tax return.
Any amount of the dividend which is not taxable will first reduce your tax basis per share (what you paid for the stock). Your tax basis per share cannot go below zero.
If you have any remaining amount of the dividend after taking into account the taxable portion and the non-taxable portion which reduces your tax basis to zero, it is treated as a capital gain for tax purposes.
As always, taxes are complicated. You should consult your tax advisor with any specific questions.

Additional Information and Where to Find It
In connection with the proposed transaction, Ameritrade filed a preliminary proxy statement concerning the transaction with the Securities and Exchange Commission (“SEC”) on September 12, 2005. Ameritrade will also file a definitive proxy statement and relevant documents with the SEC in connection with the proposed transaction. SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68127, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.
Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction is included in the preliminary proxy statement of Ameritrade described above. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov.